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                                                                    Exhibit 10.6



                          [HMI INDUSTRIES LETTERHEAD]



                                January 31, 1997



Mr. Mark A. Kirk
HMI Industries Inc.
100 South Ashley Drive
Tampa, Florida 33602

          Re:  Terms and conditions of employment.

Dear Mark:

          This is to confirm the terms and conditions of your employment as Vice President and Chief Financial Officer of HMI Industries Inc. (the "COMPANY") beginning on January 31, 1997 and continuing thereafter for an indefinite period, subject to the severance terms specified below. The other terms and conditions of your employment are as follows:

          1. Your duties shall be consistent with the offices of Vice President and Chief Financial Officer, as may be specified from time to time by the President and Chief Executive Officer of the Company and the Board of Directors. You shall devote your time, energies and skills on a full-time basis to performing your duties for the Company.

          2. You will be based in the Tampa office at the address listed above, however your duties will involve traveling to various locations outside your office; and more particularly, significant duties will require your presence at the Company's Cleveland, Ohio office.

          3. You shall receive an annual base compensation of $ 200,000, payable semi-monthly on the 15th and last day of each month, in the amount of $ 8,333.33.

          4. You shall be eligible to participate in the Company's Executive Incentive Plan, and you shall be an eligible participant in the Omnibus Plan (as defined below).




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Mr. Mark A. Kirk
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January 31, 1997


          5. You shall receive an initial compensation payment of $ 65,000 for agreeing to the terms and conditions of this employment, and such amount shall be paid $ 32,500 on March 1, 1997 and $ 32,500 on May 1, 1997. As a "Key Employee" defined under the Company's 1992 Omnibus Long-Term Compensation Plan (the "OMNIBUS PLAN"), you shall receive a grant of 20,000 shares of Restricted Common Stock as defined under the Omnibus Plan. Such shares of the Company's Common Stock shall become fully vested at the earlier of January 31, 1998 or upon a "Change In Control" of the Company, as defined by the Omnibus Plan. Such 20,000 shares shall be subject to adjustment as may be appropriate to increase the number of such shares to be issued to you due to a subdivision of the Company s outstanding Common Stock resulting from a stock dividend or stock split, or a decrease in the number of such shares due to a combination of the Company's outstanding Common Stock into a smaller number of shares resulting from a reverse stock split.

          6. You shall receive an automobile allowance of $ 750 per month plus reimbursements for gasoline, oil, maintenance, and automobile insurance, including full damage and liability coverage. The personal injury liability coverage shall include limits of $500,000 per person and $500,000 per accident, and property damage coverage of $250,000.

          7. The Company shall continue to keep in force the life insurance policy that you currently have with Northwestern Mutual pursuant to your prior employment, and the Company shall pay the "split dollar" premiums on the Northwestern Mutual policy for the duration of your employment by the Company. In addition, you shall be eligible for participation in all Company benefit plans pertaining to life insurance, and you shall be provided with the standard executive life insurance coverage that other senior executives of the Company receive.

          8. The Company acknowledges the consulting services you provided to the Company prior to January 31, 1997 and shall pay you the sum of $ 8,000 for such services, contemporaneously with the signing of this letter agreement.

          9. In the event the Company terminates your employment for any reason other than "for cause" (as defined below), you shall receive the following severance benefits.

               (a) You shall receive a full year's salary of $ 200,000, promptly upon such termination.
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Mr. Mark A. Kirk
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January 31, 1997


               (b) All shares of Restricted Common Stock granted or to be granted to you under the Omnibus Plan that have not yet vested shall vest immediately, and certificates representing such shares shall be promptly delivered to you . At that time, all restrictions applicable to such shares shall be terminated, except to the extent necessary to comply with applicable securities laws.

               (c) All options granted or to be granted to you to purchase the Company's Common Stock that have not yet vested shall vest immediately.

               Termination "for cause" shall mean termination of your employment by the Company due to your (i) malfeasance or (ii) conviction of, or admission to, a crime involving moral turpitude.

          I believe that the above terms and conditions of your employment by the Company are consistent with the prior discussions we have had. Please acknowledge your acceptance and agreement below.


                                   HMI Industries Inc.



                                   By: /s/ Kirk W. Foley
                                      -------------------------------------
                                       Kirk W. Foley, President
                                       and Chief Executive Officer




ACCEPTED AND AGREED TO BY:


/s/ Mark A. Kirk
---------------------------
Mark A. Kirk